EXHIBIT 23.7
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                   CONSENT OF KPMG PEAT MARWICK LLP




The Board of Directors
LaSalle Partners Incorporated



We consent to the incorporation by reference in the registration statement (No. 333-42193) on Form S-8 of LaSalle Partners Incorporated of our report dated September 21, 1998, except for note 12, which is as of October 31, 1998 with respect to the combined financial statements of the Compass Group as of December 31, 1997 and for the period June 11, 1997 to December 31, 1997, which report appears in the Current Report on Form 8-K of LaSalle Partners Incorporated dated October 22, 1998.




                            /S/ KPMG PEAT MARWICK LLP


Chicago, Illinois
December 8, 1998